Exhibit 10.3

M/I Homes
Award Formulas and Performance Goals
Senior Vice President and Chief Financial Officer
Effective January 1, 2005

In accordance with the terms of the M/I Homes 2004 Executive Officer Compensation Plan (the “Plan”), the Compensation Committee (the “Committee”) shall, for each Participant, establish the award formulas and performance goals (as those terms are defined in the Plan) annually to be measured to determine the amount of bonus awards for each Plan Year. The following are the performance goals and award formulas for the 2005 Plan Year for the Chief Financial Officer. As stated in the Plan, the maximum amount that any Executive Officer can receive in one year is 500% of his 2004 base salary.

I.
Actual Net Income: In the event the actual net income of the Company is at least 75% of budgeted net income, the Chief Financial Officer will receive 40% of December 31 base salary. A maximum of 126% will be earned at 100% of budgeted income achievement; 9% higher than 2004’s achievement.

II.
Customer Service: If 92% of the Company’s homeowners respond “yes” to Question #14 on the related questionnaire, the Chief Financial Officer will receive 20% of December 31 base salary. A maximum bonus of 42% will be earned at 100% customer satisfaction achievement. If the actual net income of the Company is less than 50% of budget, a bonus will not be earned for this criteria.

III.
Return on Beginning Equity (“ROE”): If the ROE of the Company is 10%, the Chief Financial Officer will receive 10% of December 31 base salary, with the amount increasing to a maximum of 42% at a 20% ROE achievement.

2005 cash bonus is capped at 200% of 12/31/05 base salary.

PAYMENT

The individual must be employed in this capacity with the Company on the date bonuses are distributed to receive a bonus. No amounts are considered due or payable if the employment relationship with the Company is terminated.

ACKNOWLEDGED:

______________________________________________     _________________________________
Name                                     Date